Exhibit 99.1

CSB Bancorp, Inc. Declares First Quarter Cash Dividend

MILLERSBURG, OH – February 25, 2026 - CSB Bancorp, Inc., (OTCID: CSBB) announced that the Company’s Board of Directors has declared a first quarter cash dividend of $0.43 per share on its common stock, payable March 24, 2026, to shareholders of record as of March 10, 2026. The dividend represents a $0.01 increase in the quarterly cash dividend.

CSB Bancorp, Inc. is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.3 billion as of December 31, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Stark, Tuscarawas, and Wayne counties, Trust offices located in Millersburg and Wooster, and a loan production office in Medina, Ohio. CSB is located on the web at http://www.csb1.com.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com